OppFi Reports Record Third Quarter Net Income and Revenue, Raises Full-Year Earnings Outlook Net income increased 106.4% year over year to $32.1 million, a Company record for any quarter Adjusted net income1 increased 116.2% year over year to $28.8 million, a Company record for any quarter Basic and diluted EPS of $0.21 and $0.21, respectively Adjusted EPS1 increased 112.4% year over year to $0.33 Net charge-off rate as a percentage of total revenue decreased 810 basis points year over year to 34.3% Average yield, annualized increased by 540 basis points year over year to 133.9% Total revenue increased 2.6% year over year to $136.6 million, a Company record for any quarter Adjusted EPS1 guidance for full-year 2024 increased to $0.85 to $0.87 from $0.73 to $0.75 CHICAGO, November 7, 2024— OppFi Inc. (NYSE: OPFI) (“OppFi” or the “Company”), a tech-enabled, mission-driven specialty finance platform that broadens the reach of community banks to extend credit access to everyday Americans, today reported financial results for the third quarter ended September 30, 2024. “We’re proud to report our third quarter 2024 results, in which we achieved the highest total revenue and net income for any quarter in Company history,” said Todd Schwartz, Chief Executive Officer and Executive Chairman of OppFi. “The record net income was a result of credit initiatives that continue to drive strong loss, payment, and recovery performance, marketing cost efficiency, and prudent expense discipline across the organization.” “We have continued to demonstrate our commitment to returning value to stockholders by repurchasing an additional $1.0 million of shares of Class A common stock in the third quarter,” Schwartz added. “Given our results and current business trends, we have raised full-year earnings guidance for the third time this year and we look forward to ending the year strong.” (1) Non-GAAP Financial Measures: Adjusted Net Income and Adjusted EPS are financial measures that have not been prepared in accordance with GAAP. See “Reconciliation of Non-GAAP Financial Measures” below for a detailed description and reconciliation of such Non-GAAP financial measures to their most directly comparable GAAP financial measures.

Financial Summary

The following tables present a summary of OppFi's results for the three and nine months ended September 30, 2024 and 2023 (in thousands, except per share data). Certain columns and rows may not sum due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts.

	Three Months Ended September 30,		Change
(unaudited)	2024	2023	%
Total revenue	$ 136,593	$ 133,165	2.6 %
Net income	$ 32,057	$ 15,532	106.4 %
Adjusted net income[1,2]	$ 28,808	$ 13,325	116.2 %
Basic EPS	$ 0.21	$ 0.13	62.8 %
Diluted EPS[3]	$ 0.21	$ 0.13	63.6 %
Adjusted EPS[1,2,3]	$ 0.33	$ 0.16	112.4 %

[1] Non-GAAP Financial Measures: Adjusted Net Income and Adjusted EPS are financial measures that have not been prepared in accordance with GAAP. See "Reconciliation of Non-GAAP Financial Measures" below for a detailed description and reconciliation of such Non-GAAP financial measures to their most directly comparable GAAP financial measures.

[2] Beginning with the quarter ended March 31, 2024, for all periods presented, the Company has updated its presentation and calculation of Adjusted EBT, and the corresponding presentations and calculations of Adjusted Net Income and Adjusted EPS, to no longer add back debt issuance cost amortization.

[3] Diluted EPS calculated on a GAAP basis excludes dilutive securities, including Class V Voting Stock, restricted stock units, performance stock units, and stock options in any periods in which their inclusion would have an antidilutive effect.

	Nine Months Ended September 30,		Change
(unaudited)	2024	2023	%
Total revenue	$ 390,240	$ 376,025	3.8 %
Net income	$ 69,864	$ 37,538	86.1 %
Adjusted net income[1,2]	$ 62,370	$ 33,048	88.7 %
Basic EPS	$ 0.65	$ 0.29	126.4 %
Diluted EPS[3]	$ 0.65	$ 0.29	125.2 %
Adjusted EPS[1,2,3]	$ 0.72	$ 0.39	85.4 %

[1] Non-GAAP Financial Measures: Adjusted Net Income and Adjusted EPS are financial measures that have not been prepared in accordance with GAAP. See "Reconciliation of Non-GAAP Financial Measures" below for a detailed description and reconciliation of such Non-GAAP financial measures to their most directly comparable GAAP financial measures.

[2] Beginning with the quarter ended March 31, 2024, for all periods presented, the Company has updated its presentation and calculation of Adjusted EBT, and the corresponding presentations and calculations of Adjusted Net Income and Adjusted EPS, to no longer add back debt issuance cost amortization.

[3] Diluted EPS calculated on a GAAP basis excludes dilutive securities, including Class V Voting Stock, restricted stock units, performance stock units, and stock options in any periods in which their inclusion would have an antidilutive effect.

Key Performance Metrics

The following table represents key quarterly metrics (in thousands, except percentage metrics). The key performance metrics presented are for the OppLoans product only and exclude the SalaryTap and OppFi Card products.

	As of and for the Three Months Ended,		
(unaudited)	September 30, 2024	June 30, 2024	September 30, 2023
Total net originations[(a)]	$ 218,801	$ 205,549	$ 195,671
Total retained net originations[(a)]	$ 198,441	$ 189,344	$ 190,727
Ending receivables[(b)]	$ 413,714	$ 387,086	$ 415,933
% of Originations by bank partners	100 %	100 %	98 %
Net charge-offs as % of total revenue[(c)]	34 %	33 %	42 %
Net charge-offs as % of average receivables, annualized[(c)]	46 %	44 %	55 %
Average yield, annualized[(d)]	134 %	135 %	129 %
Auto-approval rate[(e)]	77 %	76 %	73 %

[(a)] Total net originations are defined as gross originations net of transferred balance on refinanced loans, while total retained net originations are defined as the portion of total net originations with respect to which the Company ultimately purchased a receivable from bank partners or originated directly.

[(b)] Ending receivables are defined as the unpaid principal balances of loans at the end of the reporting period.

[(c)] Net charge-offs as a percentage of total revenue and net charge-offs as a percentage of average receivables represent total charge-offs from the period less recoveries as a percentage of total revenue and as a percentage of average receivables. Net charge-offs as a percentage of average receivables is presented as an annualized metric. Finance receivables are charged off at the earlier of the time when accounts reach 90 days past due on a recency basis, when OppFi receives notification of a customer bankruptcy or is otherwise deemed uncollectible.

[(d)] Average yield is defined as total revenue from the period as a percent of average receivables and is presented as an annualized metric.

[(e)] Auto-approval rate is calculated by taking the number of approved loans that are not decisioned by a loan processor or underwriter (auto-approval) divided by the total number of loans approved.

Share Repurchase Program Update

As of September 30, 2024, $16.4 million of the repurchase authorization under OppFi's previously announced Repurchase Program remained available. During the three months ended September 30, 2024, OppFi repurchased 264,995 shares of Class A Common Stock, which were held as treasury stock as of September 30, 2024, for an aggregate purchase price of $1.0 million at an average purchase price per share of $3.82. During the nine months ended September 30, 2024, the Company repurchased 1,034,710 shares of Class A Common Stock, which were held as treasury stock as of September 30, 2024, for an aggregate purchase price of $3.6 million at an average purchase price per share of $3.41.

Full Year 2024 Guidance Update

- Affirm total revenue
  - $510 million to $530 million
- Raise adjusted net income
  - $74 million to $76 million, from previous range of $63 million to $65 million; and
- Increase adjusted earnings per share
  - $0.85 to $0.87 from previous range of $0.73 to $0.75, based on approximate weighted average diluted share count of 86.5 million

Conference Call Management will host a conference call today at 9:00 a.m. ET to discuss OppFi’s financial results and business outlook. The webcast of the conference call will be made available on the Investor Relations page of the Company's website. The conference call can also be accessed with the following dial-in information: • Domestic: (800) 274-8461 • International: (203) 518-9814 • Conference ID: OPPFI An archived version of the webcast will be available on OppFi's website. About OppFi OppFi (NYSE: OPFI) is a tech-enabled, mission-driven specialty finance platform that broadens the reach of community banks to extend credit access to everyday Americans. Through a transparent and responsible lending platform, which includes financial inclusion and an excellent customer experience, the Company supports consumers, who are turned away by mainstream options, to build better financial health. OppLoans by OppFi maintains a 4.5/5.0 star rating on Trustpilot with more than 4,400 reviews, making the Company one of the top consumer-rated financial platforms online. OppFi also holds a 35% equity interest in Bitty Holdings, LLC (“Bitty”), a credit access company that offers revenue-based financing and other working capital solutions to small businesses. For more information, please visit oppfi.com. Contacts: Investor Relations: investors@oppfi.com Media Relations: media@oppfi.com Forward-Looking Statements This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. OppFi’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “possible,” “continue,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, without limitation, OppFi’s expectations with respect to its full year 2024 guidance, the future performance of OppFi’s platform, and expectations for OppFi’s growth and future financial performance. These forward-looking statements are based on OppFi’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside OppFi’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the impact of general economic conditions, including economic slowdowns, inflation, interest rate changes, recessions, and tightening of credit markets on OppFi’s business; the impact of challenging macroeconomic and marketplace conditions; the impact of stimulus or other government programs; whether OppFi will be successful in obtaining declaratory relief against the Commissioner of the Department of Financial Protection and Innovation for the State of California; whether OppFi will be subject to AB 539; whether OppFi’s bank partners will continue to lend in California and whether OppFi’s financing sources will continue to finance the purchase of participation rights in loans originated by OppFi’s bank partners in California; OppFi’s ability to scale and grow the Bitty business; the impact that events involving financial institutions or the financial services industry generally, such as actual concerns or events involving liquidity, defaults, or non-performance, may have on OppFi’s business; risks related to the material weakness in OppFi’s internal controls over financial reporting; the ability of OppFi to grow and manage growth profitably and retain its key employees; risks related to new products; risks related to evaluating and potentially consummating acquisitions; concentration risk; risks related to OppFi’s ability to comply with various covenants in its corporate and warehouse credit facilities; costs related to the business combination; changes in applicable laws or regulations; the possibility that OppFi may be adversely affected by other economic, business, and/or competitive factors; risks related to management transitions; risks related to the restatement of OppFi’s financial statements and any accounting deficiencies or weaknesses related thereto; and other risks and uncertainties indicated from time to time in OppFi’s filings with the United States Securities and Exchange Commission, in particular, contained in the section or sections captioned “Risk Factors.” OppFi cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date made. OppFi does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Non-GAAP Financial Measures This press release includes certain non-GAAP financial measures that are unaudited and do not conform to GAAP, such as Adjusted EBT, Adjusted Net Income, and Adjusted EPS. Adjusted EBT is defined as Net Income, adjusted for (1) income tax expense; (2) change in fair value of warrant liabilities; (3) other addbacks and one-time expenses, net; and (4) other income. Adjusted Net Income is defined as Adjusted EBT as defined above, adjusted for taxes assuming a tax rate of 23.56% for the three and nine months ended September 30, 2024 and a tax rate of 24.17% for the three and nine months ended September 30, 2023, reflecting the U.S. federal statutory rate of 21% and a blended statutory rate for state income taxes, in order to allow for a comparison with other publicly traded companies. Adjusted EPS is defined as Adjusted Net Income as defined above, divided by weighted average diluted shares outstanding, which represents shares of both classes of common stock outstanding, excluding 25,500,000 shares related to earnout units, and including the impact of dilutive securities, such as restricted stock units, performance stock units, and stock options. The earnout units were not earned pursuant to the earnout provisions of the Business Combination Agreement on or prior to July 21, 2024, the third anniversary of the closing date of the Company’s business combination. Accordingly, on such date the earnout units and associated Class V Voting Stock were forfeited. Adjusted EPS is useful to investors and others because, due to OppFi’s Up-C structure, Basic EPS calculated on a GAAP basis excludes a large percentage of OppFi’s outstanding shares of common stock, which are Class V Voting Stock, and Diluted EPS calculated on a GAAP basis excludes dilutive securities, including Class V Voting Stock, restricted stock units, performance stock units, and stock options, in any periods in which their inclusion would have an antidilutive effect. These non-GAAP financial measures have not been prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. OppFi believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. These non-GAAP measures with comparable names should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. See “Reconciliation of Non-GAAP Financial Measures” below for reconciliations for OppFi's non-GAAP financial measures to the most directly comparable GAAP financial measures. A reconciliation of projected full year 2024 Adjusted Net Income and Adjusted EPS to the most directly comparable GAAP financial measures is not included in this press release because, without unreasonable efforts, the Company is unable to predict with reasonable certainty the amount or timing of non-GAAP adjustments that are used to calculate these measures.

Third Quarter Results of Operations

Consolidated Statements of Operations

The following tables present consolidated results of operations for the three and nine months ended September 30, 2024 and 2023 (in thousands, except share and per share data). Certain columns and rows may not sum due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts.

Comparison of the three months ended September 30, 2024 and 2023

	Three Months Ended September 30,		Change	
(unaudited)	2024	2023	$	%
Interest and loan related income	$ 135,535	$ 132,090	$ 3,445	2.6 %
Other revenue	1,058	1,075	(17)	(1.6)
Total revenue	136,593	133,165	3,428	2.6
Change in fair value of finance receivables	(45,425)	(57,302)	11,877	(20.7)
Provision for credit losses on finance receivables	(3)	(195)	192	(98.4)
Net revenue	91,165	75,668	15,497	20.5
Expenses:				
Sales and marketing	11,256	12,814	(1,558)	(12.2)
Customer operations[a]	12,202	11,996	206	1.7
Technology, products, and analytics	8,437	9,732	(1,295)	(13.3)
General, administrative, and other[a]	12,893	13,468	(575)	(4.3)
Total expenses before interest expense	44,788	48,010	(3,222)	(6.7)
Interest expense	11,285	12,077	(792)	(6.6)
Total expenses	56,073	60,087	(4,014)	(6.7)
Income from operations	35,092	15,581	19,511	125.2
Change in fair value of warrant liabilities	(1,445)	334	(1,779)	(532.2)
Income from equity method investment	627	—	627	—
Other income	80	80	—	—
Income before income taxes	34,354	15,995	18,359	114.8
Income tax expense	2,297	463	1,834	396.4
Net income	32,057	15,532	16,525	106.4
Less: net income attributable to noncontrolling interest	27,793	13,363	14,430	108.0
Net income attributable to OppFi Inc.	$ 4,264	$ 2,169	$ 2,095	96.6 %
Earnings per share attributable to OppFi Inc.:				
Earnings per common share:				
Basic	$ 0.21	$ 0.13		
Diluted	$ 0.21	$ 0.13		
Weighted average common shares outstanding:				
Basic	20,248,004	16,772,275		
Diluted	20,248,004	17,057,778		

[a] Beginning with the quarter ended March 31, 2024, for all periods presented, the company reclassified certain expenses that were previously included in general, administrative, and other expenses to customer operations expenses.

Comparison of the nine months ended September 30, 2024 and 2023 Nine Months Ended September 30, Change (unaudited) 2024 2023 $ % Interest and loan related income $ 386,890 $ 373,615 $ 13,275 3.6 % Other revenue 3,350 2,410 940 39.0 Total revenue 390,240 376,025 14,215 3.8 Change in fair value of finance receivables (149,546) (164,463) 14,917 (9.1) Provision for credit losses on finance receivables (34) (4,131) 4,097 (99.2) Net revenue 240,660 207,431 33,229 16.0 Expenses: Sales and marketing 30,258 34,975 (4,717) (13.5) Customer operations(a) 35,173 34,770 403 1.2 Technology, products, and analytics 27,364 29,465 (2,101) (7.1) General, administrative, and other(a) 44,323 35,897 8,426 23.5 Total expenses before interest expense 137,118 135,107 2,011 1.5 Interest expense 33,679 34,679 (1,000) (2.9) Total expenses 170,797 169,786 1,011 0.6 Income from operations 69,863 37,645 32,218 85.6 Change in fair value of warrant liabilities 2,750 838 1,912 228.2 Income from equity method investment 627 — 627 — Other income 239 352 (113) (32.1) Income before income taxes 73,479 38,835 34,644 89.2 Income tax expense 3,615 1,297 2,318 178.7 Net income 69,864 37,538 32,326 86.1 Less: net income attributable to noncontrolling interest 56,997 32,976 24,021 72.8 Net income attributable to OppFi Inc. $ 12,867 $ 4,562 $ 8,305 182.0 % Earnings per share attributable to OppFi Inc.: Earnings per common share: Basic $ 0.65 $ 0.29 Diluted $ 0.65 $ 0.29 Weighted average common shares outstanding: Basic 19,711,752 15,820,262 Diluted 20,460,396 16,046,831 (a) Beginning with the quarter ended March 31, 2024, for all periods presented, the company reclassified certain expenses that were previously included in general, administrative, and other expenses to customer operations expenses.

Condensed Consolidated Balance Sheets Comparison as of September 30, 2024 and December 31, 2023 (in thousands): (unaudited) September 30, December 31, 2024 2023 Assets Cash and restricted cash $ 74,233 $ 73,943 Finance receivables at fair value 461,457 463,320 Finance receivables at amortized cost, net 8 110 Equity method investment 19,429 — Other assets 64,139 64,170 Total assets $ 619,266 $ 601,543 Liabilities and stockholders’ equity Accounts payable and accrued expenses $ 30,420 $ 26,448 Other liabilities 38,876 40,086 Total debt 325,550 334,116 Warrant liabilities 4,114 6,864 Total liabilities 398,960 407,514 Total stockholders’ equity 220,306 194,029 Total liabilities and stockholders’ equity $ 619,266 $ 601,543 Total cash and restricted cash increased by $0.3 million as of September 30, 2024 compared to December 31, 2023 driven by an increase in received payments relative to originations, partially offset by the cash consideration for the acquisition of the equity interest in Bitty. Finance receivables at fair value decreased by $1.9 million as of September 30, 2024 compared to December 31, 2023 mainly driven by one of our bank partners retaining a higher percentage of loans originated in certain states. Finance receivables at amortized cost, net, decreased by $0.1 million as of September 30, 2024 compared to December 31, 2023 due to the continued rundown of SalaryTap finance receivables. Equity method investment increased by $19.4 million as of September 30, 2024 compared to December 31, 2023 due to the acquisition of 35% of the outstanding equity securities in Bitty. Other assets decreased by $31 thousand as of September 30, 2024 compared to December 31, 2023 mainly due to a decrease in the operating lease right of use asset of $1.2 million and a decrease in the deferred tax asset of $3.5 million, partially offset by an increase in the settlement receivable of $3.2 million and an increase in property, equipment, and software of $1.1 million. Accounts payable and accrued expenses increased by $4.0 million as of September 30, 2024 compared to December 31, 2023 driven by an increase in accrued expenses of $3.7 million and an increase in accounts payable of $0.2 million. Other liabilities decreased by $1.2 million as of September 30, 2024 compared to December 31, 2023 driven by a decrease in the operating lease liability of $1.3 million, partially offset by an increase in the tax receivable agreement liability of $0.1 million. Total debt decreased by $8.6 million as of September 30, 2024 compared to December 31, 2023 driven by a decrease in the term loan of $9.7 million and notes payable of $1.4 million, partially offset by an increase in utilization of revolving lines of credit of $2.6 million. Warrant liabilities decreased by $2.8 million due to the decrease in the valuation of the warrants as of September 30, 2024 compared to December 31, 2023. Total stockholders’ equity increased by $26.3 million as of September 30, 2024 compared to December 31, 2023 driven by net income and stock-based compensation, partially offset by purchases of treasury stock and dividend issuance.

Financial Capacity and Capital Resources

As of September 30, 2024, OppFi had $44.8 million in unrestricted cash, an increase of $13.0 million from December 31, 2023. As of September 30, 2024, OppFi had an additional $199.4 million of unused debt capacity under its financing facilities for future availability, representing a 38% overall undrawn capacity, an increase from $192.3 million as of December 31, 2023. The increase in undrawn debt was driven primarily by using excess cash to pay down debt on our term loan. Including total financing commitments of $525.0 million and cash and restricted cash on the balance sheet of $74.2 million, OppFi had approximately $599.2 million in funding capacity as of September 30, 2024.

Reconciliation of Non-GAAP Financial Measures

The following tables present reconciliations of non-GAAP financial measures for the three and nine months ended September 30, 2024 and 2023 (in thousands, except share and per share data). Certain columns and rows may not sum due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts.

Adjusted EBT and Adjusted Net Income

Comparison of the three months ended September 30, 2024 and 2023

	Three Months Ended September 30,		Variance	
(unaudited)	2024	2023	$	%
Net income	$ 32,057	$ 15,532	$ 16,525	106.4 %
Income tax expense	2,297	463	1,834	396.4
Other income	(80)	(80)	—	—
Change in fair value of warrant liabilities	1,445	(334)	1,779	532.2
Other addbacks and one-time expenses, net[a]	1,967	1,991	(24)	(1.2)
Adjusted EBT[b]	37,686	17,572	20,114	114.5
Less: pro forma taxes[c]	8,878	4,247	4,631	109.0
Adjusted net income[b]	$ 28,808	$ 13,325	$ 15,483	116.2 %
Adjusted earnings per share[b]	$ 0.33	$ 0.16		
Weighted average diluted shares outstanding	86,806,628	85,288,105		

[a] For the three months ended September 30, 2024, other addbacks and one-time expenses, net, of $2.0 million included $1.1 million in expenses related to stock compensation, $0.9 million in expenses related to legal matters, and $0.1 million in expenses related to OppFi Card's exit activities, partially offset by a $0.2 million addback related to corporate development. For the three months ended September 30, 2023, other addbacks and one-time expenses, net, of $2.0 million included $1.1 million in expenses related to stock compensation, $0.4 million in expenses related to corporate development, $0.2 million in expenses related to legal matters, $0.2 million in expenses related to provision for credit losses on the OppFi Card finance receivables, and $0.1 million in expenses related to retention and severance.

[b] Beginning with the quarter ended March 31, 2024, for all periods presented, the Company has updated its presentation and calculation of Adjusted EBT, and the corresponding presentations and calculations of Adjusted Net Income and Adjusted EPS, to no longer add back debt issuance cost amortization.

[c] Assumes a tax rate of 23.56% for the three months ended September 30, 2024 and 24.17% for the three months ended September 30, 2023, reflecting the U.S. federal statutory rate of 21% and a blended statutory rate for state income taxes.

Comparison of the nine months ended September 30, 2024 and 2023 Nine Months Ended September 30, Variance (unaudited) 2024 2023 $ % Net income $ 69,864 $ 37,538 $ 32,326 86.1 % Income tax expense 3,615 1,297 2,318 178.7 Other income (239) (352) 113 (32.1) Change in fair value of warrant liabilities (2,750) (838) (1,912) 228.2 Other addbacks and one-time expenses, net(a) 11,103 5,934 5,169 87.1 Adjusted EBT(b) 81,593 43,579 38,014 87.2 Less: pro forma taxes(c) 19,223 10,531 8,692 82.5 Adjusted net income(b) $ 62,370 $ 33,048 $ 29,322 88.7 % Adjusted earnings per share(b) $ 0.72 $ 0.39 Weighted average diluted shares outstanding 86,368,930 84,826,413 (a) For the nine months ended September 30, 2024, other addbacks and one-time expenses, net, of $11.1 million included $4.2 million in expenses related to stock compensation, $3.0 million in expenses related to OppFi Card’s exit activities, $2.1 million in expenses related to legal matters, $1.2 million in expenses related to severance, and $0.7 million in expenses related to corporate development. For the nine months ended September 30, 2023, other addbacks and one-time expenses, net, of $5.9 million included $4.0 million in expenses related to provision for credit losses on the OppFi Card finance receivables, $3.1 million in expenses related to stock compensation, $0.9 million in expenses related to retention and severance, $0.8 million in expenses related to corporate development, and $0.2 million in expenses related to legal matters, partially offset by a $3.0 million addback from the reclassification of OppFi Card finance receivables from assets held for sale to assets held for investment at amortized cost. (b) Beginning with the quarter ended March 31, 2024, for all periods presented, the Company has updated its presentation and calculation of Adjusted EBT, and the corresponding presentations and calculations of Adjusted Net Income and Adjusted EPS, to no longer add back debt issuance cost amortization. (c) Assumes a tax rate of 23.56% for the nine months ended September 30, 2024 and a 24.17% tax rate for the nine months ended September 30, 2023, reflecting the U.S. federal statutory rate of 21% and a blended statutory rate for state income taxes.

Adjusted Earnings Per Share Comparison of the three months ended September 30, 2024 and 2023 Three Months Ended September 30, (unaudited) 2024 2023 Weighted average Class A common stock outstanding 20,248,004 16,772,275 Weighted average Class V voting stock outstanding 65,664,358 93,730,327 Elimination of earnouts at period end — (25,500,000) Dilutive impact of restricted stock units 811,941 235,514 Dilutive impact of performance stock units 73,564 49,989 Dilutive impact of stock options 8,761 — Weighted average diluted shares outstanding 86,806,628 85,288,105 Three Months Ended Three Months Ended (in thousands, except share and per share data) September 30, 2024 September 30, 2023 (unaudited) $ Per Share $ Per Share Weighted average diluted shares outstanding 86,806,628 85,288,105 Net income $ 32,057 $ 0.37 $ 15,532 $ 0.18 Income tax expense 2,297 0.03 463 0.01 Other income (80) — (80) — Change in fair value of warrant liabilities 1,445 0.02 (334) — Other addbacks and one-time expenses, net 1,967 0.02 1,991 0.02 Adjusted EBT(a) 37,686 0.43 17,572 0.21 Less: pro forma taxes 8,878 0.10 4,247 0.05 Adjusted net income(a) 28,808 0.33 13,325 0.16 (a) Beginning with the quarter ended March 31, 2024, for all periods presented, the Company has updated its presentation and calculation of Adjusted EBT, and corresponding presentations and calculations of Adjusted Net Income and Adjusted EPS, to no longer add back debt issuance cost amortization.

Comparison of the nine months ended September 30, 2024 and 2023 Nine Months Ended September 30, (unaudited) 2024 2023 Weighted average Class A common stock outstanding 19,711,752 15,820,262 Weighted average Class V voting stock outstanding 65,908,534 94,279,582 Elimination of earnouts at period end — (25,500,000) Dilutive impact of restricted stock units 672,399 198,698 Dilutive impact of performance stock units 73,325 27,871 Dilutive impact of stock options 2,920 — Weighted average diluted shares outstanding 86,368,930 84,826,413 Nine Months Ended Nine Months Ended (in thousands, except share and per share data) September 30, 2024 September 30, 2023 (unaudited) $ Per Share $ Per Share Weighted average diluted shares outstanding 86,368,930 84,826,413 Net income $ 69,864 $ 0.81 $ 37,538 $ 0.44 Income tax expense 3,615 0.04 1,297 0.02 Other income (239) — (352) — Change in fair value of warrant liabilities (2,750) (0.03) (838) (0.01) Other addbacks and one-time expenses, net 11,103 0.13 5,934 0.07 Adjusted EBT(a) 81,593 0.94 43,579 0.51 Less: pro forma taxes 19,223 0.22 10,531 0.12 Adjusted net income(a) 62,370 0.72 33,048 0.39 (a) Beginning with the quarter ended March 31, 2024, for all periods presented, the Company has updated its presentation and calculation of Adjusted EBT, and corresponding presentations and calculations of Adjusted Net Income and Adjusted EPS, to no longer add back debt issuance cost amortization.